Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contact Information:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Corporation Reports Second Quarter Fiscal 2014 Results
Lynnfield, MA - May 15, 2014 - American Power Group Corporation (OTCQB: APGI), today announced results for the three and six months ending March 31, 2014. Several areas of notable progress are as follows:
Quarterly Highlights:

•
Domestic vehicular revenues for the three months ended March 31, 2014 increased $272,000 or 312 percent to $359,000 as the early-adopter customer phase continues to grow. Over 200 vehicular dual fuel conversion systems have been shipped in North America since 2012.

•	APG’s Dual Fuel Glider™ was named a 2014 Top 20 Product by Heavy Duty Trucking Magazine in February 2014.

•
North American oil and gas drilling revenues for the three months ended March 31, 2014 were approximately $835,000 or 142 percent higher than drilling revenue for the same period a year ago. Regarding North American oil & gas fracturing revenue, we did not have a frac rig available during the quarter for conversion as compared to the $1.3 million full turnkey conversion completed in the same quarter a year ago. Over 335 stationary oil and gas dual fuel conversion systems have been installed since 2011.

•	Entering Q3 with a backlog of more than $600,000 with nearly 80% relating to vehicular dual fuel conversions.
Lyle Jensen, American Power Group Corporation’s Chief Executive Officer stated, “Despite the cold weather start and lack of a comparable fracturing conversion order during the second quarter, there was much to be proud of. Notably, the adoption of vehicular dual fuel systems by Class 8 heavy-duty “early-adopter” customers is accelerating. During the quarter we shipped 34 conversion systems and added another 46 conversion systems to backlog for delivery during the balance of the year as compared to 6 conversion systems the same period last year. As of today, we have shipped more vehicular conversion systems in fiscal 2014 than all of fiscal 2013 and 6 times more than fiscal 2012. Through our WheelTime Network and related associations, we are adding three to four new “early-adopter” customers per month which provides the foundation for the next phase we call the “early-growers” which are planning to add ten, fifteen, and twenty additional dual fuel trucks to their fleet.”
Mr. Jensen added, “Despite several industry challenges, including the recent dedicated 15L engine cancelation and its impact on infrastructure build-out, APG’s vehicular and stationary natural gas business model marches on undeterred due to its attractive economics, better up-time performance, and the flexibility our system provides to the end user. More and more natural gas industry leaders are concluding that APG’s Dual Fuel Turbocharged® technology “simply makes more sense” which we believe APG can capitalize on for years to come.”

American Power Group, Inc.
May 15, 2014

Conference Call
Please join us today at 10:30 AM Eastern when we will discuss the results for the three months ended March 31, 2014. To participate, please call 1-888-481-2844 and ask for the American Power Group call using pass code 2156307. A replay of the conference call can be accessed until 11:50 PM on May 31, 2014 by calling 1-888-203-1112 and entering pass code 2156307.

American Power Group, Inc.
May 15, 2014

Three Months ended March 31, 2014 Compared to the Three Months ended March 31, 2013
Net sales for the three months ended March 31, 2014 decreased $594,000 or 32 percent to $1,258,000 as compared to net sales of $1,852,000 for the three months ended March 31, 2013. We believe the unusually colder than normal weather conditions in North America during the quarter negatively impacted the results for the three months ended March 31, 2014 as customers delayed conversions due harsh installation conditions or vehicle availability. The results for the three months ended March 31, 2013 included approximately $1.3 million or 70 percent of the quarterly revenue associated with an oil and gas conversion order relating to the full turnkey conversion of multiple engines in the high pressure fracturing market. North American stationary revenues for the three months ended March 31, 2014 were approximately $835,000 which was approximately $490,000 or 142 percent higher when compared to North American stationary revenues of approximately $345,000 for the same period of the prior year, adjusted for the large turnkey conversion order discussed above. Domestic vehicular revenues for the three months ended March 31, 2014 increased $272,000 or 312 percent to $359,000 due to increased market exposure and sales through our WheelTime member distributor/installer network and the ability to actively solicit customer orders due to the increased number of EPA approvals received to date.
During the three months ended March 31, 2014 our gross profit was $347,000 or 28 percent of net sales as compared to a gross profit of $716,000 or 39 percent of net sales for the three months ended March 31, 2013. Selling, general and administrative expenses for the three months ended March 31, 2014 decreased $334,000 or 26 percent to $932,000 as compared to $1,266,000 for the three months ended March 31, 2013. The results for the three months ended March 31, 2013 included approximately $361,000 of one-time, non-cash amortization expense associated with the WheelTime member incentive warrants which vested in 2013.
Our net loss for the three months ended March 31, 2014 increased $44,000 or 7 percent to $655,000 or ($0.01) per basic share as compared to a net loss of $611,000 or ($0.01) per basic share for the three months ended March 31, 2013. The calculation of net loss per share available for Common shareholders for the three months ended March 31, 2014 and 2013 reflects the inclusion of 10% Convertible Preferred Stock quarterly dividends of $235,000 and $187,000, respectively associated with the issuance of the 10% Convertible Preferred Stock.

Six Months ended March 31, 2014 Compared to the Six Months ended March 31, 2013
Net sales for the six months ended March 31, 2014 increased $374,000 or 14 percent to $3,101,000 as compared to net sales of $2,727,000 for the six months ended March 31, 2013. We believe the unusually colder than normal weather conditions in North America during the quarter negatively impacted the results for the three months ended March 31, 2014 as customers delayed conversions due harsh installation conditions or vehicle availability. The results for the six months ended March 31, 2013 included approximately $1.3 million or 48 percent of the year to date revenue associated with an oil and gas conversion order relating to the full turnkey conversion of multiple engines in the high pressure fracturing market. North American stationary revenues for the six months ended March 31, 2014 were approximately $2.2 million which was approximately $1.4 million or 201 percent higher when compared to North American stationary revenues of approximately $171,000 for the same period of the prior year, adjusted for the large turnkey conversion order discussed above. Domestic vehicular revenues for the six months ended March 31, 2014 increased approximately $317,000 or 56 percent compared to last year. The increase was attributable to increased market exposure and sales through our WheelTime member distributor/installer network and the ability to actively solicit customer orders due to the increased number of EPA approvals received to date.
During the six months ended March 31, 2014, our gross profit was $1,249,000 or 40 percent of net sales as compared to $1,017,000 or 37 percent of net sales for the six months ended March 31, 2013. Selling, general and administrative expenses for the six months ended March 31, 2014 decreased $225,000 or 10 percent to $1,924,000 as compared to $2,149,000 for the six months ended March 31, 2013. The decrease was primarily attributable to the inclusion of approximately $393,000 of one-time, non-cash amortization expense associated with the WheelTime member incentive warrants which vested during the six months ended March 31, 2013.
Our net loss for the six months ended March 31, 2014 decreased $431,000 or 34 percent to $819,000 or ($0.02) per basic share as compared to a net loss of $1,250,000 or ($0.03) per basic share for the six months ended March 31, 2013. The calculation of net loss per share available for Common shareholders for the six months ended March 31, 2014 and 2013, reflects the inclusion of quarterly dividends of $480,000 and $400,000, respectively, paid on our 10% Convertible Preferred Stock.

American Power Group, Inc.
May 15, 2014

Condensed Consolidated Statements of Operations
	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

Net sales	$1,258,000	$1,852,000	$3,101,000	$2,727,000
Cost of sales	911,000	1,136,000	1,852,000	1,710,000
Gross profit (loss)	347,000	716,000	1,249,000	1,017,000
Selling, general and administrative	932,000	1,266,000	1,924,000	2,149,000
Operating loss from continuing operations	(585,000)	(550,000)	(675,000)	(1,132,000)
Other income (expense):
Interest and financing expense	(45,000)	(47,000)	(91,000)	(87,000)
Other, net	(25,000)	(14,000)	(53,000)	(31,000)
Other expense, net	(70,000)	(61,000)	(144,000)	(118,000)
Net loss	(655,000)	(611,000)	(819,000)	(1,250,000)
10% Convertible Preferred dividends	(235,000)	(187,000)	(480,000)	(400,000)
Net loss available to Common shareholders	$(890,000)	$(798,000)	$(1,299,000)	$(1,650,000)

Loss from continuing operations per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.03)
Net loss per Common share - 10% Convertible Preferred dividend	(0.01)	(0.01)	(0.01)	(0.01)
Net loss attributable to Common shareholders per share - basic and diluted	$(0.02)	$(0.02)	$(0.03)	$(0.04)

Weighted average shares outstanding - basic and diluted	49,062,000	46,354,000	48,723,000	45,972,000

Condensed Consolidated Balance Sheet Data
	March 31, 2014	September 30, 2013
Assets
Current assets	$3,864,000	$4,771,000
Property, plant and equipment, net	875,000	930,000
Other assets	4,683,000	4,696,000
	$9,422,000	$10,397,000
Liabilities and Stockholders' Equity (Deficit)
Current liabilities	$2,204,000	$2,657,000
Notes payable, net of current portion	1,995,000	1,490,000
Obligations due under lease settlement, net of current portion	506,000	506,000
Stockholders' equity	4,717,000	5,744,000
	$9,422,000	$10,397,000

American Power Group, Inc.
May 15, 2014

About American Power Group Corporation
American Power Group’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas® conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 75% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.

Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that our dual fuel conversion business has lost money in the last five consecutive fiscal years, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2013 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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